UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 22, 2002

        KANA Software, Inc.
(Exact name of registrant as specified in its charter)

        Delaware
(State of Other Jurisdiction of Incorporation)

000-24163	77-0435679
(Commission File Number)	(I.R.S. Employer Identification Number)

181 Constitution Drive
      Menlo Park, California    94025
(Address of principal executive offices including zip code)

        (650) 614-8300
(Registrant's telephone number, including area code)

        Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

ITEM 5: OTHER EVENTS.

 RECENT DEVELOPMENTS

Share and Warrant Issuances. At a special meeting of our stockholders held on February 1, 2002, our stockholders voted against the proposed issuance by us of up to $45 million of 8% Series A convertible preferred stock to two investment funds. Immediately following the stockholder vote, we elected to terminate the share purchase agreement with the investment funds. The stockholder vote followed an announcement on January 14, 2002 of the decision by our Board of Directors to withdraw its recommendation that our stockholders vote in favor of the proposed preferred stock transaction. In connection with the proposed transaction and its termination, the investment funds have received two-year warrants to purchase a total of approximately 386,000 shares of our common stock at an exercise price of $10.00 per share.

On February 6, 2002, we announced that we entered into definitive agreements to sell approximately 2.9 million shares of our common stock to several institutional investors in a private placement with gross proceeds of approximately $34.5 million (before customary placement agent fees and other transaction related expenses). KANA has agreed to file with the SEC a resale registration statement relating to the privately placed shares. The transaction is subject to customary closing conditions.

Fourth Quarter Results of Operations. On January 22, 2002, we announced our results for the quarter ended December 31, 2001. Revenues for the fourth quarter of 2001 were $24.8 million. Gross profit for the fourth quarter of 2001 was $19.1 million. Our loss from operations, including amortization of intangible assets and stock-based compensation, and other non- recurring charges, was $23.8 million. Net loss, including amortization of intangible assets and stock-based compensation, and other non-recurring charges, for the fourth quarter of 2001 was $24.2 million or $1.30 per share.

SIGNATURES

Pursuant to the requirement of the Security Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: February 7, 2002

KANA Software, Inc.

By:	/s/ Eric H. Willgohs

Eric H. Willgohs
Secretary